Exhibit 99.1

U.S. CONCRETE REPORTS SECOND QUARTER 2011 RESULTS

HOUSTON, TEXAS – August 5, 2011 – U.S. Concrete, Inc. (NASDAQ: USCR) today reported net income from continuing operations of $2.5 million, or $0.21 per share, for the second quarter of 2011, compared to a net loss from continuing operations of $14.4 million in the second quarter of 2010.  Included in second quarter 2011 net income from continuing operations was an approximate $4.9 million non-cash gain related to fair value changes in our derivative liabilities. There were $6.7 million of reorganization costs included in the net loss from continuing operations for the second quarter of 2010.

Revenue in the second quarter of 2011 increased 1.4% to $130.0 million, compared to $128.3 million in the second quarter of 2010.  Ready-mixed concrete revenue increased 0.4% in the second quarter of 2011, compared to the second quarter of 2010. Ready-mixed sales volumes for the second quarter of 2011 were approximately 1,062,000 cubic yards, down 2.3% from the approximate 1,087,000 cubic yards of ready-mixed concrete sold in the second quarter of 2010. The average selling price per cubic yard of concrete sold increased 1.3%, to $92.37, for the second quarter of 2011 when compared to the second quarter of 2010. While consolidated ready-mixed sales volumes were down in the second quarter of 2011, we experienced higher volumes in markets with higher average selling prices per cubic yard when compared to the second quarter of 2010. The higher percentage of volume in these markets contributed to the increase in the Company’s consolidated average sales price. On a market-by-market comparison, the average selling price per cubic yard declined slightly in most of the Company’s markets due to continued competitive pressures.

Precast concrete products segment revenue was up $1.9 million, or 11.1%, to $18.2 million for the second quarter of 2011 from $16.3 million during the corresponding period of 2010. Revenue was higher in the Company’s southern California and mid-Atlantic markets due to increased demand in commercial construction projects.  Partially offsetting this higher revenue was lower revenue in the northern California and Phoenix, Arizona markets as the result of the continued downturn in residential and commercial construction in these markets.

Adjusted EBITDA was $5.8 million in both the second quarters of 2011 and 2010. The Company’s adjusted EBITDA margin for the second quarter of 2011 was 4.4%, as compared to 4.5% in the second quarter of 2010.  The Company defines adjusted EBITDA as net income (loss) from continuing operations plus the provision (benefit) for income taxes, net interest expense, depreciation, depletion and amortization, reorganization items, and derivative loss or income.  The Company defines adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. For a reconciliation of adjusted EBITDA, adjusted EBITDA margin, free cash flow and net debt (other non-GAAP financial measures used in this release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

Commenting on the second quarter of 2011 results, Michael W. Harlan, President and Chief Executive Officer of U.S. Concrete, said, “While volumes in our ready-mixed segment were down slightly in the quarter, we were encouraged with the increase in average sales price we achieved.  Weather continued to be a factor during April and May, but June was the first month in 2011 where we experienced normal patterns across our footprint and we delivered just over 400,000 cubic yards in June alone. While we do not anticipate making up all of the volume lost to weather in the first five months of the year, we are pleased with the trends we saw in June, which have carried forward into July.”

Selling, general and administrative expenses (“SG&A”) decreased approximately $2.1 million, or 14.1%, to $13.1 million in the second quarter of 2011 from $15.3 million in the second quarter of 2010. The Company experienced lower costs during the second quarter of 2011 due partially to reduced professional fees of approximately $2.2 million as a result of the Company’s restructuring. These professional fees were incurred prior to the Chapter 11 petition date on April 29, 2010 and were included in SG&A.  In addition, SG&A expenses were lower due to reduced compensation and lower incentive based compensation accruals. Partially offsetting these reduced costs during 2011 is approximately $0.3 million of costs related to the announced departure of the Company’s President and Chief Executive Officer.

Depreciation, depletion and amortization expense decreased $1.1 million, or 16.6%, to $5.4 million in the second quarter of 2011 from $6.5 million in the corresponding period of 2010. The decrease was primarily due to lower asset valuations after the application of fresh-start accounting on August 31, 2010.

Net interest expense decreased approximately $4.5 million, or 62.3%, to $2.7 million during the second quarter of 2011, compared to $7.3 million during the corresponding period of 2010. The decrease was due primarily to the cancellation of the Company’s 8.375% Senior Subordinated Notes (the “Old Notes”) in accordance with the consummation of the Company’s Plan of Reorganization on August 31, 2010.

During the second quarter of 2011, the Company recorded a $4.9 million non-cash gain on derivatives. All derivatives are required to be recorded on the balance sheet at their fair values in accordance with U.S. GAAP.  Each quarter, the Company determines the fair value of the derivative liabilities and changes result in income or loss. During the second quarter of 2011, the Company recorded a $3.7 million gain from fair value changes in an embedded derivative related to the Company’s 9.5% Convertible Secured Notes due 2015. This fair value change was due primarily to a decrease in the price of the Company’s common stock and market changes in conventional debt interest rates. Additionally, the Company recorded a gain from fair value changes in warrants of approximately $1.2 million during the second quarter of 2011 due primarily to the decrease in the price of the Company’s common stock.

The Company incurred approximately $6.7 million of reorganization costs during the second quarter and first half of 2010 related to the Chapter 11 cases. This amount represented costs related to professional fees incurred after the Chapter 11 petition date and the write-off of unamortized debt discounts and deferred financing costs related to the Old Notes. There were no costs recorded as reorganization items during 2011 since the Company emerged from Chapter 11 on August 31, 2010.

Income tax expense allocated to continuing operations was approximately $28,000 in the second quarter of 2011, compared to a tax benefit of $0.2 million in the second quarter of 2010.  The Company’s effective tax rate differs substantially from the federal statutory rate primarily due to the application of a valuation allowance that reduced the recognized benefit of deferred tax assets.  In addition, certain state income taxes are calculated on bases different than pre-tax income (loss).  This resulted in recording income tax expense in certain states that experience a pre-tax loss.

The Company used cash in operations of $6.5 million for the second quarter of 2011, compared to cash used in operations of $15.5 million for the second quarter of 2010. The improvement in the second quarter of 2011 was primarily the result of higher profitability after the redemption of the Company’s interest in its Michigan joint venture in September 2010 and lower cash payments related to the Company’s restructuring. The Company’s free cash flow for the second quarter of 2011 was $(9.6) million, as compared to $(16.6) million for the second quarter of 2010. As expected during the second quarter, there was a use of cash due to working capital increases as a result of the seasonal nature of the Company’s business. Capital expenditures increased $2.3 million to $3.4 million for the second quarter of 2011, as compared to $1.1 million for the second quarter of 2010 due primarily to purchases of mixer trucks after the expiration of lease terms during the second quarter of 2011 totaling approximately $2.8 million. The proceeds from asset disposals increased $0.2 million during the second quarter of 2011.

James C. Lewis, U.S. Concrete’s Senior Vice President and Chief Financial Officer, stated, “We continue to concentrate on liquidity and deploying our cash effectively. It is normal to see working capital increase during the second quarter as the level of business increases from the winter lows. Now that we are into the mid-to-late summer months, we should see working capital stabilize and capital expenditures decline. We believe we have adequate liquidity.”

The Company’s net debt at June 30, 2011 was approximately $67.4 million, down $257.5 million from June 30, 2010.  The decrease in the Company’s net debt was primarily related to the cancellation of the Company’s Old Notes after consummation of the plan of reorganization, offset by the Company’s issuance of $55.0 million of convertible notes and borrowings under the Company’s revolving credit facility. Net debt at June 30, 2011 was comprised of total debt of $71.8 million, less cash and cash equivalents of $4.4 million.

YEAR-TO-DATE 2011 RESULTS

The Company reported a net loss from continuing operations of $22.1 million, or $(1.85) per share, for the six months ended June 30, 2011, compared to a net loss from continuing operations of $37.4 million in the first half of 2010.  Included in first half of 2011 net loss from continuing operations was an approximate $1.3 million non-cash loss related to fair value changes in derivative liabilities and approximately $1.7 million of cost accruals related to the previous announcement that the Company’s President and Chief Executive Officer will be stepping down this year. There were $6.7 million of reorganization costs included in the net loss from continuing operations for the first half of 2010.

Revenue for the first half of 2011 increased 1.3% to $217.1 million, compared to $214.4 million for the first six months of 2010. Ready-mixed concrete and concrete-related products revenues increased 1.2% in the first half of 2011, compared to the first half of 2010.  Ready-mixed concrete sales volumes for the first half of 2011 were approximately 1,788,000 cubic yards, which was relatively flat compared to approximately 1,784,000 cubic yards of ready-mixed concrete sold during the first half of 2010. Our average selling price per cubic yard of concrete sold remained consistent with a slight increase for the first half of 2011, compared to the first half of 2010.

Precast products segment revenue increased $1.3 million, or 4.7%, to $30.1 million during the first half of 2011 from $28.8 million during the first half of 2010. This increase reflects higher commercial construction in our southern California and mid-Atlantic markets offset by lower residential and commercial construction in our Phoenix, Arizona and northern California markets.

Adjusted EBITDA was $(4.6) million for the first half of 2011 compared to $(4.0) million for the same period of 2010.  The Company’s adjusted EBITDA margin for the first half of 2011 was (2.1)%, as compared to (1.9)% in the first half of 2010.

SG&A expenses decreased $2.6 million, or 8.4%, to $28.1 million during the first half of 2011 from $30.6 million during the first half of 2010. This decrease was partially due to reduced professional fees as a result of our restructuring. Restructuring fees were approximately $4.5 million lower during the first half of 2011 when compared to the first half of 2010. In addition, the Company experienced lower costs related to reduced compensation and lower incentive based compensation accruals. Partially offsetting these reduced costs during 2011 is approximately $1.7 million of costs related to the announcement that our President and Chief Executive Officer will be stepping down. The first half of 2010 expenses also included a $1.0 million reduction of expense due to the settlement of a class action lawsuit in California for an amount that was below the previous estimate.

Depreciation, depletion and amortization expense decreased $2.1 million, or 16.9%, to $10.5 million for the first half of 2011 from $12.6 million for the first half of 2010. These decreases were primarily due to lower asset valuations after the application of fresh-start accounting on August 31, 2010.

Net interest expense for the first half of 2011 was $5.4 million, compared to $14.0 million for the first half of 2010.  This decrease was due primarily to the cancellation of the Old Notes in accordance with the consummation of the Plan of Reorganization on August 31, 2010.

During the first half of 2011, the Company recorded a $1.3 million non-cash loss on derivatives. This loss was comprised of a $0.7 million loss from fair value changes in the embedded derivative related to the Company’s 9.5% Convertible Secured Notes due 2015 and a $0.6 million loss from fair value changes in warrants. The Company did not have any derivatives during the first half of 2010.

Income tax expense allocated to continuing operations was approximately $0.4 million in the first half of 2011, compared to $0.1 million in the first half of 2010.  The Company’s effective tax rate differs substantially from the federal statutory rate primarily due to the application of a valuation allowance that reduced the recognized benefit of deferred tax assets.  In addition, certain state income taxes are calculated on bases different than pre-tax income (loss).  This resulted in recording income tax expense in certain states that experience a pre-tax loss.

The Company used cash in operations of $12.8 million for the first half of 2011, compared to cash used in operations of $24.7 million for the first half of 2010. The improvement in the first half of 2011 was primarily the result of higher profitability after the redemption of the Company’s interest in its Michigan joint venture in September 2010 and lower cash payments related to the Company’s restructuring. The Company’s free cash flow for the first half of 2011 was $(17.1) million, as compared to $(28.0) million for the first half of 2010. Capital expenditures increased $1.6 million to $5.2 million for the first half of 2011, as compared to $3.5 million for the first half of 2010 due primarily to purchases of mixer trucks after the expiration of lease terms during the first half of 2011 totaling approximately $3.9 million. The proceeds from asset disposals increased $0.6 million during the first half of 2011 due to the sale of the Company’s transport equipment in its northern California market.

FRESH START ACCOUNTING

The Company applied the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 852 “Reorganizations” to its financial statements while the Company operated under the provisions of Chapter 11 of the United States Bankruptcy Code. As of August 31, 2010, the Company applied fresh-start accounting under the provisions of ASC 852. The adoption of fresh-start accounting resulted in the Company becoming a new entity for financial reporting purposes. Accordingly, the Company’s financial statements for periods prior to August 31, 2010 are not comparable with its financial statements for periods on or after August 31, 2010. References to “Successor” refer to the Company on or after August 31, 2010, after giving effect to the provisions of our Plan of Reorganization and the application of fresh-start accounting. References to “Predecessor” refer to the Company prior to August 31, 2010.

CONFERENCE CALL

U.S. Concrete has scheduled a conference call for Friday, August 5, 2011, at 10:00 a.m., Eastern Time, to review its second quarter 2011 results.  To participate in the call, dial (480) 629-9819 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through September 5, 2011.  To access the replay, dial (303) 590-3030 and use the access code 4460057.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing the Company’s Web site at www.us-concrete.com.  To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Webcast, an archive will be available shortly after the call at www.us-concrete.com within the investors section of that site.

USE OF NON-GAAP FINANCIAL MEASURES

This press release uses the non-GAAP financial measures “adjusted EBITDA,” “adjusted EBITDA margin,” “free cash flow” and “net debt.”  The Company has included adjusted EBITDA and adjusted EBITDA margin in this press release because these measures are widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of its operations.  Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures that other companies report.  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company believes that net debt is useful to investors as a measure of its financial position.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.  See the attached “Additional Statistics” for reconciliation of each of these non-GAAP financial measures to the most comparable GAAP financial measures for the three and six month periods ended June 30, 2011 and 2010.

ABOUT U.S. CONCRETE

 U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 102 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2010, these plant facilities produced approximately 3.8 million cubic yards of ready-mixed concrete from continuing operations and 3.1 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding: encouraging nature of increase in average sales price and June and July trends; ability to concentrate on liquidity and deploy cash effectively; stabilizing working capital; declining capital expenditures; and adequacy of current liquidity.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent Quarterly Reports on Form 10-Q.

(Tables Follow)

U.S. CONCRETE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011 (Successor)	2010 (Successor)	2011 (Successor)	2010 (Predecessor)
Revenue	$130,027	$128,250	$217,076	$214,378
Cost of goods sold before depreciation, depletion and amortization	111,521	107,302	194,330	188,074
Selling, general and administrative expenses	13,115	15,262	28,079	30,646
Depreciation, depletion and amortization	5,408	6,486	10,501	12,641
(Gain) loss sale of assets	(145)	(11)	(217)	40
Income (loss) from continuing operations	128	(789)	(15,617)	(17,023)
Interest expense, net	2,743	7,281	5,371	13,966
Derivative income (loss)	4,945	—	(1,302)	—
Other income, net	246	106	503	391
Income (loss) from continuing operations before reorganization items and income taxes to stockholders	2,576	(7,964)	(21,787)	(30,598)
Reorganization items	—	6,658	—	6,658
Income (loss) from continuing operations before income taxes	2,576	(14,622)	(21,787)	(37,256)
Income tax expense (benefit)	28	(219)	379	105
Income (loss) from continuing operations	2,548	(14,403)	(22,166)	(37,361)
Loss from discontinued operations, net of taxes and loss attributable to non-controlling interest	—	(226)	—	(2,515)
Net income (loss) attributable to stockholders	$2,548	$(14,629)	$(22,166)	$(39,876)

Earnings (loss) per share attributable to stockholders – basic
Income (loss) from continuing operations to stockholders	$0.21	$(0.39)	$(1.85)	$(1.02)
Loss from discontinued operations, net of income tax benefit	—	(0.01)	—	(0.07)
Net income (loss)	$0.21	$(0.40)	$(1.85)	$(1.09)

Earnings (loss) per share attributable to stockholders – dilutedand diluted
Income (loss) from continuing operations	$0.21	$(0.39)	$(1.85)	$(1.02)
Loss from discontinued operations, net of income tax benefit	—	(0.01)	—	(0.07)
Net income (loss)	$0.21	$(0.40)	$(1.85)	$(1.09)

Weighted average shares outstanding:
Basic	11,989	36,764	11,973	36,697
Diluted	12,023	36,764	11,973	36,697

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$4,401	$5,290
Trade accounts receivable, net	87,219	74,534
Inventories	32,110	29,396
Deferred income taxes	3,770	4,042
Prepaid expenses	4,617	3,803
Other current assets	5,319	6,366
Total current assets	137,436	123,431

Property, plant and equipment, net	135,074	140,274
Goodwill	1,481	1,481
Other assets	8,650	9,529
Assets held for sale	–	813
Total assets	$282,641	$275,528

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$873	$1,164
Accounts payable and accrued liabilities	77,960	68,309
Derivative liabilities	17,029	15,727
Total current liabilities	95,862	85,200

Long-term debt, net of current maturities	70,943	52,017
Other long-term obligations and deferred credits	6,759	7,429
Deferred income taxes	4,477	4,749
Total liabilities	178,041	149,395

Commitments and contingencies

Equity:
Preferred stock	–	–
Common stock	12	12
Additional paid-in capital	132,649	131,875
Retained deficit	(27,920)	(5,754)
Treasury stock, at cost	(141)	–
Total stockholders’ equity	104,600	126,133
Total liabilities and equity	$282,641	$275,528

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
 (Unaudited)

	Six Months Ended June 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:	$(12,760)	$(24,712)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,171)	(3,528)
Proceeds from disposals of property, plant and equipment	783	211
Payments for acquisitions	(901)	-
Other investing activities	(750)	-
Net cash used in investing activities	(6,039)	(3,317)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Successor borrowings	61,800	—
Repayments of Successor borrowings	(43,749)	—
Proceeds from prepetition borrowings	—	51,172
Repayments of prepetition borrowings	—	(67,872)
Proceeds from debtor-in-possession facility	—	98,098
Repayments from debtor-in-possession facility	—	(49,125)
Net proceeds from other borrowings	—	293
Debtor-in-possession facility financing costs	—	(5,403)
Purchase of treasury shares	(141)	(69)
Non-controlling interest capital contributions	—	2,481
Net cash provided by financing activities	17,910	29,575
NET DECREASE IN CASH AND CASH EQUIVALENTS	(889)	1,546
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,290	4,229
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,401	$5,775

U.S. CONCRETE, INC.
SELECTED REPORTABLE SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three months ended June 30,		Six months Ended June 30,
	2011	2010	2011	2010
Revenue:
Ready-mixed concrete and concrete-related products	$116,411	$115,967	$194,491	$192,200
Precast concrete products	18,155	16,347	30,115	28,773
Inter-segment sales	(4,539)	(4,064)	(7,530)	(6,595)
Total revenue	$130,027	$128,250	$217,076	$214,378

Segment operating income (loss):
Ready-mixed concrete and concrete-related products	$3,276	$4,934	$(5,005)	$(3,373)
Precast concrete products	(84)	860	(1,376)	(21)
Gain (loss) on derivative	4,945	-	(1,302)	-
Reorganization items	-	(6,658)	-	(6,658)
Unallocated overhead and other income	1,029	210	1,547	671
Corporate:
Selling, general and administrative expense	(3,847)	(6,687)	(10,280)	(13,909)
Interest expense, net	(2,743)	(7,281)	(5,371)	(13,966)
Income (loss) before income taxes	$2,576	$(14,622)	$(21,787)	$(37,256)

Depreciation, depletion and amortization:
Ready-mixed concrete and concrete-related products	$4,508	$5,202	$8,709	$10,085
Precast concrete products	321	687	636	1,355
Corporate	579	597	1,156	1,201
Total depreciation, depletion and amortization	$5,408	$6,486	$10,501	$12,641

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS

(In thousands, unless otherwise noted)
(Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin, Net Debt and Free Cash Flow for the three and six months ended June 30, 2011 and June 30, 2010 and (2) corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2011 and June 30, 2010.  We have also included in the table below certain Ready-Mixed Concrete Statistics for the three and six months ended June 30, 2011 and June 30, 2010.

We define adjusted EBITDA as our net income (loss) attributable to stockholders, plus the provision (benefit) for income taxes, reorganization costs, net interest expense, depreciation, depletion and amortization. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue.  We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of our operations.  Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$92.37	$92.06
Volume (in cubic yards and thousands)	1,062	1,788

Adjusted EBITDA reconciliation:
Income (loss) from continuing operations	$2,548	$(22,166)
Income tax expense (benefit)	28	379
Interest expense, net	2,743	5,371
Derivative (gain) loss	(4,945)	1,302
Depreciation, depletion and amortization	5,408	10,501
Adjusted EBITDA	$5,782	$(4,613)
Adjusted EBITDA margin	4.4%	-2.1%

Free Cash Flow reconciliation:
Net cash used in operations	$(6,506)	$(12,760)
Less: capital expenditures, net of disposals $268 and $783	(3,080)	(4,388)
Free Cash Flow	$(9,586)	$(17,148)

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$71,816
Less: cash and cash equivalents	4,401
Net Debt	$67,415

	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$91.21	$92.02
Volume (in cubic yards and thousands)	1,087	1,784

Adjusted EBITDA reconciliation:
Loss from continuing operations	$(14,403)	$(37,361)
Income tax expense (benefit)	(219)	105
Interest expense, net	7,281	13,966
Depreciation, depletion and amortization	6,486	12,641
Reorganization items	6,658	6,658
Adjusted EBITDA	$5,803	$(3,991)
Adjusted EBITDA margin	4.5%	(1.9)%

Free Cash Flow reconciliation:
Net cash used in operations	$(15,539)	$(24,712)
Less: capital expenditures, net of disposals $32 and $211	(1,049)	(3,317)
Free Cash Flow	$(16,588)	$(28,029)

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$330,693
Less: cash and cash equivalents	5,775
Net Debt	$324,918

Contact:
James C. Lewis
CFO
U.S. Concrete, Inc.
713-499-6222